Consent of Ernst & Young LLP, Independent Registered Public
                                Accounting Firm



We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class Y shares' Prospectuses and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class A, Class B, Class C, and Class Y shares' Statement of Additional Information and to the incorporation by reference of our reports, dated October 12, 2007, on the financial statements and financial highlights of Pioneer Europe Select Equity Fund included in the Annual Report to the Shareowners for the year ended August 31, 2007 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 25 to the Registration Statement (Form N-1A, No. 33-36265) of Pioneer Series Trust IX.


                                        /s/ ERNST & YOUNG LLP


Boston, Massachusetts
June 25, 2008